EXHIBIT 10(a)

                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                               PREMIER PARKS INC.,

                          PREMIER PARKS COLORADO INC.,

                             ELITCH GARDENS COMPANY,

                         CHILCOTT ENTERTAINMENT COMPANY

                                       AND

                         HENSEL PHELPS CONSTRUCTION CO.







                               SEPTEMBER 23, 1996


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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE I - SALE AND PURCHASE..............................................-1-
   SECTION 1.1  Assets to be Sold and Purchased............................-1-
   SECTION 1.2  Assumed Liabilities........................................-4-
   SECTION 1.3  Purchase Price.............................................-6-
   SECTION 1.4  Allocation of the Purchase Price...........................-8-
   SECTION 1.5  Closing....................................................-8-

ARTICLE II - REPRESENTATIONS, WARRANTIES OF
              SELLER AND PARTNERS .........................................-8-
   SECTION 2.1  Authority Relative to this Agreement.......................-8-
   SECTION 2.2  No Conflicts; Consents.....................................-9-
   SECTION 2.3  Partnership Existence and Power...........................-10-
   SECTION 2.4  Formation Documents.......................................-10-
   SECTION 2.5  Financial Information.....................................-10-
   SECTION 2.6  Liabilities...............................................-11-
   SECTION 2.7  Inventory.................................................-11-
   SECTION 2.8  Absence of Certain Changes................................-11-
   SECTION 2.9  The Assets................................................-12-
   SECTION 2.10 Contracts.................................................-12-
   SECTION 2.11 Intellectual Property.....................................-13-
   SECTION 2.12 Claims and Proceedings....................................-13-
   SECTION 2.13 Tax Matters...............................................-14-
   SECTION 2.14 Employee Benefits Plans...................................-15-
   SECTION 2.15 Employee-Related Matters..................................-16-
   SECTION 2.16 Insurance.................................................-17-
   SECTION 2.17 Compliance with Laws......................................-17-
   SECTION 2.18 Permits...................................................-18-
   SECTION 2.19 Environmental Matters.....................................-18-
   SECTION 2.20 Finders; Fees.............................................-18-
   SECTION 2.21 Ability to Conduct Business...............................-18-
   SECTION 2.22 Transaction Shares........................................-18-

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
               PREMIER AND BUYER..........................................-19-
   SECTION 3.1  Authority Relative to This Agreement......................-19-
   SECTION 3.2  No Conflicts; Consents....................................-19-
   SECTION 3.3  Corporate Existence and Power.............................-20-
   SECTION 3.4  Finders; Fees.............................................-20-
   SECTION 3.5  Premier Reports...........................................-20-
   SECTION 3.6  Transaction Shares........................................-21-

ARTICLE IV - COVENANTS AND AGREEMENTS.....................................-21-
   SECTION 4.1  Conduct of Business of Seller.............................-21-
   SECTION 4.2  Corporate Examinations and Investigations.................-22-
   SECTION 4.3  Additional Financial Statements...........................-22-
   SECTION 4.4  Filings and Authorizations................................-23-


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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

   SECTION 4.5  Efforts to Consummate.....................................-23-
   SECTION 4.6  Negotiations With Others..................................-23-
   SECTION 4.7  Notices of Certain Events.................................-24-
   SECTION 4.8  Public Announcements......................................-24-
   SECTION 4.9  Covenant Not-to-Compete...................................-24-
   SECTION 4.10 Expenses. ................................................-26-
   SECTION 4.11 Tax Matters. .............................................-26-
   SECTION 4.12 Employee Matters..........................................-26-
   SECTION 4.13 Certain Renewals..........................................-27-
   SECTION 4.14 Collection of Accounts Receivable.........................-28-
   SECTION 4.15 Transfer-related Taxes and Fees; Allocations..............-28-
   SECTION 4.16 Payment of Creditors......................................-29-
   SECTION 4.17 Access....................................................-29-
   SECTION 4.18 Premier Filings...........................................-29-
   SECTION 4.19 Capital Improvements......................................-30-
   SECTION 4.20 Season Passes.............................................-30-
   SECTION 4.21 Prepaid Expenses..........................................-30-
   SECTION 4.22 Structuring...............................................-31-

ARTICLE V - CONDITIONS TO CLOSING.........................................-31-
   SECTION 5.1  Conditions to the Obligations of the Parties..............-31-
   SECTION 5.2  Conditions to the Obligations of Seller...................-31-
   SECTION 5.3  Conditions to the Obligations of Premier and
                Buyer.....................................................-33-

ARTICLE VI - INDEMNIFICATION..............................................-36-
   SECTION 6.1  Survival of Representations and Warranties................-36-
   SECTION 6.2  Obligation of the Partners to Indemnify...................-37-
   SECTION 6.3  Obligation of Premier and Buyer to Indemnify..............-37-
   SECTION 6.4  Notice and Opportunity to Defend Third Party
                Claims....................................................-38-
   SECTION 6.6  Adjustment................................................-39-
   SECTION 6.7  Exclusive Remedy..........................................-39-

ARTICLE VII - SPECIFIC PERFORMANCE; TERMINATION...........................-39-
   SECTION 7.1  Specific Performance and Damages..........................-39-
   SECTION 7.2  Termination...............................................-40-
   SECTION 7.3  Effect of Termination; Right to Proceed...................-41-

ARTICLE VIII - MISCELLANEOUS..............................................-41-
   SECTION 8.1  Notices...................................................-41-
   SECTION 8.2  Entire Agreement..........................................-43-
   SECTION 8.3  Waivers and Amendments; Non-Contractual
                Remedies; Preservation of Remedies........................-43-
   SECTION 8.4  Governing Law.............................................-43-
   SECTION 8.5  Binding Effect; No Assignment.............................-43-
   SECTION 8.6  Exhibits..................................................-44-
   SECTION 8.7  Severability..............................................-44-
   SECTION 8.8  Counterparts..............................................-44-
   SECTION 8.9  Third Parties.............................................-44-


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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

   SECTION 8.10 Power of Attorney; Further Assurances.....................-44-
   SECTION 8.11 Title and Risk of Loss....................................-45-

ARTICLE IX - DEFINITIONS..................................................-45-
   SECTION 9.1  Definitions...............................................-45-
   SECTION 9.2  Interpretation............................................-52-

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated September 23, 1996, by and among Premier Parks Acquisition Corp., a New York corporation ("Buyer"), Premier Parks Inc., a Delaware corporation ("Premier"), Elitch Gardens Company, a Colorado limited partnership ("Seller"), Chilcott Entertainment Corp., a Colorado corporation and the general partner of Seller ("General Partner"), and Hensel Phelps Construction Co., a Delaware corporation, one of the limited partners of Seller (the "Limited Partner" and together with the General Partner, the "Partners").

                              W I T N E S S E T H:

     WHEREAS, Seller owns and operates Elitch Gardens Amusement Park (the "Park"), such ownership and operations being referred to herein as the "Business;" and

     WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and assume, substantially all of the assets and certain liabilities relating to the Business upon and subject to the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                SALE AND PURCHASE

     SECTION 1.1 Assets to be Sold and Purchased. (a) Subject to Section 1.1(b) and the other terms and conditions hereof, Seller shall sell, assign, transfer, convey and deliver to Buyer free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase from Seller, all of the Seller's property, assets and rights used or held for use in the Business (collectively, the "Assets"), subject to all Assumed Liabilities, including:

          (i) all of Seller's right, title and interest in and to the real property (the "Land") owned by Seller and used in the Business and all buildings, improvements and fixtures constructed thereon (the "Improvements," and together with Land, the "Real Property");

          (ii) all of Seller's rights in and to the rides, machinery, equipment, tools, supplies, spare parts, rolling stock, furniture and other tangible personal property used or held for use in the Business and owned or leased by Seller or the General Partner (excluding Memorabilia as defined below owned by General Partner) (the "Equipment") on the Closing Date;

          (iii) all proceeds from the sale of season passes and any other pre-sold tickets with respect to the 1997 season of the Park ("Prepaid Deposits") as of the Closing Date;

          (iv) all of Seller's rights in, to and under all patents, patent applications, trade names, trademarks, copyrights, servicemarks, trademark and servicemark registrations and applications (including, without limitation, all of Seller's right to use the name "Elitch Gardens" and any derivation thereof), whether or not used in the Business, subject to a perpetual, irrevocable and nontransferable license to use the words "Elitch" and "Elitch's" (A) granted to the Elitch's Youth Foundation, and (B) as part of the name "Historic Elitch's" or "Old Elitch's" granted to Seller or an assignee of Seller in connection with the historic theater now located at the old Elitch's Park site at 38th and Tennyson Streets;

          (v) all of Seller's rights in, to and under trade secrets, formulae and specifications and technical know-how, whether currently being used or under development, including engineering and other drawings, data, design and specifications, product literature and related materials, in each case which are owned or licensed by Seller as of the Closing Date (together with the intellectual property described in Section 1.1(a)(iv), the "Intellectual Property Rights") and all of Seller's books, records and computer programs relating thereto;

          (vi) all of Seller's rights in, to and under the goodwill of the Business;

          (vii) Seller's rights, subject to the Assumed Liabilities, under all Contracts listed on Schedule 1.1(a)(vii), including the Ascent Agreement and the Centennial Park Agreement (the "Transferred Contracts") and all prepaid expenses, claims and other prepayments, including security deposits and other retentions held by third parties, with respect to the Transferred Contracts as of the Closing Date, provided, that Buyer's obligations under the Centennial Park Agreement with respect to the development thereof shall not exceed $100,000 (the "Maximum Amount");

          (viii) all of Seller's Inventory, wherever located, with respect to the Business as such exists on the Closing Date;

          (ix) all of Seller's rights under all governmental licenses, permits and approvals (the "Permits") relating to or necessary to the conduct of the Business as of the Closing Date, to the extent such Permits are transferable; and

          (x) all books and records relating to the Business and the Assets and owned by Seller (but not those items of memorabilia and historic interest with respect to the old Elitch's Park ("Memorabilia") owned on the date hereof by the General Partner), whether kept or maintained by Seller, the General Partner or any third party, including, without limitation, copies of lists of customers and suppliers; admission tickets; season passes; records with respect to costs; Inventory and Equipment; business development plans; advertising materials, catalogues, correspondence, mailing lists, photographs, sales materials and records; purchasing materials and records; personnel records with respect to employees of the Business; media materials and plates; videotapes and films; sales order files; records, supporting documents and exemption certificates with respect to sales Taxes; ledgers and other books of account; plans, specifications, surveys, reports and other materials relating to the Real Property; other records required to continue the Business as heretofore and now being conducted by or on behalf of Seller; and all software programs, computer printouts, databases and related items with respect to the foregoing or otherwise used in the Business. The General Partner intends to provide Buyer, after the Closing, with access to the Memorabilia in connection with Buyer's operation of the Business at such times and for purposes as shall be acceptable to the General Partner.

     (b) The Assets shall exclude the following assets and property (the "Excluded Assets"):

          (i) all of Seller's rights, title and interest in and to the Transaction Documents;

          (ii) cash on hand, cash equivalents, investments (including, without limitation, stock, debt instruments, options and other instruments and securities) and bank deposits (other than the Accounts) of Seller as of the Closing Date;

          (iii) all of the accounts receivable of Seller as of the Closing Date;

          (iv) Tax refunds and recoveries and similar benefits of Seller, and all of Seller's income Tax Returns and records as of the Closing Date;

          (v) all minute books and partnership records of Seller;

          (vi) Seller's rights under any Employee Benefit Plans;

          (vii) all of Seller's rights under any Insurance Policies or other Contracts, other than the Transferred Contracts;

          (viii) all claims by Seller against those parties with respect to those matters disclosed on Schedule 1.1(b)(viii); and

          (ix) all assets relating to any of the operations of the General Partner, other than the Business.

     SECTION 1.2 Assumed Liabilities. (a) Subject to the provisions of Section 1.2(b), Buyer shall assume, pay, fulfill, perform or otherwise discharge the Approved Prepaid Expenses and the Liabilities and obligations of Seller arising and to be performed after the Closing under the Transferred Contracts except as provided in Section 1.2(b)(vi) below, including the Contracts relating to the Assumed Debt or relating to the Elitch's Youth Foundation (the "Assumed Liabilities").

     (b) Buyer shall not assume or be bound by or otherwise be responsible for any duties, responsibilities, obligations or Liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, other than Liabilities expressly assumed by it pursuant to Section 1.2(a). Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, Buyer shall not assume, undertake or accept any duties, responsibilities, obligations or Liabilities of Seller (whether existing now or at the Closing or that may arise in the future) with respect to:

          (i) any Liabilities of Seller, the General Partner and their Affiliates relating to the ownership or operation of the Assets or the Business on or prior to the Closing Date;

          (ii) any Liabilities of Seller, the General Partner and their Affiliates relating to the ownership or operation of the Excluded Assets and the operations of the General Partner and its Affiliates other than the Business;

          (iii) except as otherwise provided herein with respect to Approved Prepaid Expenses, all accounts payable for services rendered or goods supplied on or prior to the Closing Date relating to the Business;

          (iv) any Environmental Liabilities relating to the operation of the Business by Seller arising on or before the Closing Date;

          (v) Liabilities and obligations under Contracts that are not Transferred Contracts including Liabilities under the Management Agreement;

          (vi) Liabilities and obligations (A) to be performed at or prior to the Closing under the Transferred Contracts, (B) under Transferred Contracts which are based on or related to the revenues or other results of operations of the Business during its 1996 season ("Percentage Payments"), whether payable prior to, on or after the Closing Date or (C) arising out of a breach or default by Seller or the General Partner at or prior to the Closing (including any event occurring at or prior to the Closing that with the passage of time or giving of notice, or both, would become a breach or default) under any Transferred Contract;

          (vii) Liabilities and obligations with respect to any Claims, whether existing on the date hereof or arising hereafter, arising out of ownership of the Assets or the operation of the Business on or prior to the Closing;

          (viii) except as otherwise provided in this Agreement, Liabilities and obligations to persons employed in the Business at any time prior to the Closing (or any of such employee's beneficiaries, heirs or assignees) arising out of such employee's employment in the Business prior to the Closing, including accrued vacation liabilities with respect to the period ending on the Closing Date and including all of the 1996 Bonuses, but Buyer does assume all severance liabilities payable after the Closing Date for Transferred Employees;

          (ix) Liabilities and obligations with respect to any federal, state, local or foreign income, profits, franchise, sales or similar Tax relating to the ownership of the Assets or the conduct of the Business on or prior to the Closing, other than applicable sales Taxes imposed against the Purchase Price of the Assets arising out of the Contemplated Transactions;

          (x) any Liabilities in respect of any Debt of the Seller, other than the Assumed Debt;

          (xi) Liabilities and obligations arising out of or based upon any matters disclosed on Schedules 2.12 or 2.19 hereto; and

          (xii) Liabilities under the Centennial Park Agreement in excess of the Maximum Amount, all such duties, responsibilities, obligations or liabilities described in this
Section 1.2(b) being referred to herein as "Retained Liabilities."

     As used herein, "Environmental Liabilities" means any Liabilities, obligations, responsibilities, obligations to conduct remedial actions, losses, damages, punitive damages, consequential damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies), fines, penalties, and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present, or future, resulting from any claim or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, common law, criminal or civil statute, including any Environmental Law, arising from environmental, health or safety conditions due to operation of the Business by the Seller or the manufacture, refining, storage, disposal or treatment of Hazardous Substances by or on behalf of Seller (but not any predecessor in interest), in each case, on or prior to the Closing Date.

     SECTION 1.3 Purchase Price. (a) The purchase price for the Assets (including the Inventory) shall be Sixty-Two Million, Five Hundred Thousand Dollars ($62,500,000) (the "Purchase Price").

     (b) The Purchase Price is payable as follows:

          (i) at the Closing, Buyer and/or Premier shall assume the outstanding principal amount of, plus accrued interest to, the Closing in respect of the BNP Debt and the City Debt and secure the releases or unconditional assurances of releases of guaranties and collateral therefor given by Arnold S. Gurtler, Chilcott Entertainment Company and Hensel Phelps Construction Co. (the "Assumed Debt");

          (ii) at the Closing, Buyer will repay in full the amount of outstanding principal plus accrued interest necessary to secure at the Closing full satisfaction in respect of the HP Note and the Total Note (the "Retired Debt");

          (iii) at the Closing, Buyer will deliver to Seller an amount (the "Net Proceeds") (in immediately available funds or by delivery of shares of Premier Stock as provided in Section 1.3(d)) equal to the Purchase Price, minus the sum of (1) the amount of the Assumed Debt as provided in clause (i) above, and (2) the total amount paid to retire the Retired Debt as provided in clause (ii) above.

     (c) Notwithstanding the provisions of Section 1.3(b) above, if BNP and/or the City shall fail to consent to the assumption by Buyer of the BNP Debt or the City Debt, as the case may be, or if Buyer so determines in its discretion, at the Closing Buyer, in lieu of assuming such Debt, shall repay in full the outstanding principal amount at, and accrued interest to, the Closing in respect of such Debt at a price equal to the amount necessary to secure the full satisfaction thereof. In such event, the term "Assumed Debt" shall thereupon include only the Debt of Seller, if any, actually assumed by Buyer at Closing and the term "Retired Debt" shall mean the Debt of Seller actually repaid by Buyer out of the Purchase Price at the Closing.

     (d) Fourteen days prior to the scheduled Closing Date referred to in
Section 1.5 below, the General Partner will execute and deliver to Buyer a certificate setting forth (1) the percentage share (the "Percentage Share") in the Net Proceeds of each partner of Seller (an "Electing Partner") who has elected (the "Election") to receive all or a portion of its Percentage Share of the Net Proceeds in shares of Premier Stock, and the portion thereof elected to be so received. Upon delivery of such certificate, the Election by each Electing Partner shall become irrevocable. Shares of Premier Stock delivered at the Closing in payment of Net Proceeds (the "Transaction Shares") will be valued at the Average Closing Price, free and clear of all commission obligations or transaction fees or stamps. No fractional shares of Premier Stock will be issued pursuant to the Election, and the number of Transaction Shares issuable to any Electing Partner shall be rounded down to the nearest number of whole shares of Premier Stock. The parties acknowledge and agree that the Transaction Shares are being issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") provided in Section 4(2) thereof and constitute restricted securities within the meaning of the Securities Act. The Electing Partners may not transfer the Transaction Shares absent compliance with the provisions of the Securities Act and applicable state securities laws and all stock certificates evidencing the Transaction Shares shall bear a legend to such effect. At the Closing, Premier and each Electing Partner shall enter into the Registration Rights Agreement. The Registration Rights Agreement provides that Premier will file a Registration Statement on Form S-3 relating to the Transaction Shares no later than the business day following the Closing Date, will pay all costs in respect thereto (other than fees and expenses of counsel to any Electing Partner and discounts, fees or commissions upon resale of the Transaction Shares) and will use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable following the filing thereof.

     SECTION 1.4 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Assets and the covenant contained in Section 4.9 hereof in the manner set forth on Schedule 1.4 for all purposes, and each of the parties shall make all appropriate tax and other filings on a basis consistent with such allocation. The parties shall exchange drafts of any information returns required by Section 1060 of the Code, and all similar state statutes, ten days prior to filing any such return.

     SECTION 1.5 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Ireland, Stapleton, Pryor & Pascoe P.C., 1675 Broadway, Suite 2600, Denver Colorado 80202 on October 31, 1996 (the "Closing Date"), or if on such date the conditions specified in
Article V shall not have been satisfied or waived (other than conditions requiring the delivery of the Purchase Price, the Assets or certificate or other instruments and documents, excluding the document referred to in Section 5.3(j)), a date selected by Buyer not later than ten business days following such satisfaction or waiver, provided, however, that, if the Closing has not occurred by October 31, 1996 and on that date the conditions specified in
Section 5.1(b) and (c) shall have been satisfied and the Seller is ready, willing and able to satisfy the conditions to be performed by Seller specified in Section 5.3 (other than subparagraphs (e) and (h) thereof), the Purchase Price will be increased to the extent necessary to reimburse Seller for all net costs and expenses paid by Seller and reasonably approved by Buyer, including without limitation interest on the Seller's Debt which accrues during the period of the delay in closing, incurred in or for the Business between October 31, 1996 and the actual Closing Date. Seller shall deliver to Buyer prior to Closing evidence, reasonably acceptable to Buyer, of such costs and expenses.


                                   ARTICLE II

              REPRESENTATIONS, WARRANTIES OF SELLER AND PARTNERS

     Seller and the General Partner (and Limited Partner, but only as to those provisions below specifically applicable to it) represent, warrant to Buyer and Premier as set forth below. "Material" in the context of an adverse change, shall mean an adverse effect which could reasonably be expected to result in losses of more than $250,000.

     SECTION 2.1 Authority Relative to this Agreement. Seller, General Partner and Limited Partner have full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which each is or, at the

Closing, will be a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which Seller, General Partner or Limited Partner is or, at the Closing, will be a party have been duly and validly authorized by Seller and such Partner, and no other proceedings on the part of Seller or such Partner (or any other person) are necessary to authorize the execution and delivery by Seller or such Partner of this Agreement or the consummation of the Contemplated Transactions to which Seller or such Partner is or, at the Closing, will be a party. This Agreement has been and, at the Closing, the other Transaction Documents to which Seller or any Partner is a party will have been, duly and validly executed and delivered by Seller and such Partner, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute or will at the Closing constitute, as the case may be, the legal, valid and binding agreements of Seller and such Partner enforceable against Seller or such Partner in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity). Seller and the Partners represent and warrant to Buyer that the Partners, and other partners of Seller who have consented to the Contemplated Transactions, constitute, and at the Closing will constitute, the General Partner and a Majority of Unaffiliated Limited Partners (as such term is defined in the Limited Partnership Agreement).

     SECTION 2.2 No Conflicts; Consents. The execution, delivery and performance by Seller and each Partner of this Agreement and each other Transaction Document to which each is or will be a party and the consummation of the Contemplated Transactions do not and will not (i) violate any provision of the Limited Partnership Agreement (or certificate of incorporation, by-laws or other comparable instruments) of Seller or any corporate Partner; (ii) require Seller, any Partner or any Affiliate thereof to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for compliance with the HSR Act and except the "Seller Required Consents" as set forth on Schedule 2.2; (iii) if Seller Required Consents are obtained prior to Closing, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract of a type required to be listed on Schedule 2.10 to which Seller or any Partner is a party or by which it or its assets may be bound or subject, or result in the creation of any Lien upon the Assets pursuant to the terms of any such Contract;

(iv) if Seller Required Consents are obtained prior to Closing, violate any Law or Order of any Governmental Body against, or binding upon, Seller, any Partner or upon the Assets or the Business; or (v) if Seller Required Consents are obtained prior to Closing, violate or result in the revocation or suspension of any Permit. Seller and General Partner covenant to Buyer that the Seller Required Consents shall include the consent by all parties thereto to the assignment to Buyer of Seller's rights under the Allocation Agreement.

     SECTION 2.3 Partnership Existence and Power. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and all material Permits required to carry on the Business as now conducted. Except as set forth on
Schedule 2.3, Seller does not own any equity interest or equity investment in any other person.

     SECTION 2.4 Formation Documents. Seller and General Partner have heretofore delivered to Buyer a true and complete copy (or an accurate written summary if the applicable agreement is not written) of the Limited Partnership Agreement of Seller as in effect on the date hereof and all other Contracts between Seller and any partner of Seller.

     SECTION 2.5 Financial Information. (a) Seller has previously furnished to Buyer true and complete copies of (i) Seller's audited financial statements at and for the year ended December 31, 1995 and the period ended December 31, 1994 (the "Annual Statements"), (ii) Seller's unaudited financial statements at and for each calendar month of 1996 through August 31, 1996 (the "Interim Statements"), and (iii) all management letters, audit letters and attorney audit response letters issued in connection with Seller's audited financial statements since the inception of Seller. To Seller's best knowledge, the Annual Statements have been prepared in accordance with GAAP consistently applied as set forth in the notes thereto and were audited by Ernst & Young LLP. Except as set forth in
Schedule 2.5, to Seller's best knowledge, each Annual Statement: (i) presents fairly the financial position of Seller as of its date, and its earnings, changes in aggregate partners' capital and cash flow for the periods then ended;
(ii) fully sets forth all assets and Liabilities of Seller existing as of its date which, under GAAP, should be set forth therein; (iii) sets forth the items of income and expense of Seller which should appear therein under GAAP. Except as set forth in Schedule 2.5, to Seller's best knowledge, each Interim Statement fairly presents in all material respects the earnings of Seller for the periods then ended.

     (b) Schedule 2.5 sets forth the attendance (annually and by month) at the Park included in the Business during 1995 and each calendar month of 1996 ending prior to the date hereof, and by week for each full week in 1996 prior to the date hereof. Such information is accurate to within a margin of error of five percent (5%) or less for each of 1995 and 1996.

     SECTION 2.6 Liabilities. Except as and to the extent reflected in the audited balance sheet of Seller ("the Latest Balance Sheet") at December 31, 1995 ("the Latest Balance Sheet Date") referred to in Section 2.5, Seller did not have, as of the Latest Balance Sheet Date, any Liabilities or obligations required under GAAP to be reflected on balance sheet (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of the Business and other than contingent liabilities for injuries to third parties or employees); and except as described in Schedule 2.6 hereto, Seller has not incurred any Liabilities since the Latest Balance Sheet Date except (i) current Liabilities for trade or business obligations incurred in the ordinary course of the Business, (ii) Liabilities reflected on any balance sheet included in the Interim Statements delivered to Buyer prior to the date hereof, and (iii) contingent liabilities for injuries to third parties or employees. Schedule 2.6 also contains a true and correct listing as of the date of this Agreement of the principal of and regularly scheduled accrued interest on the Assumed Debt and the Retired Debt.

     SECTION 2.7 Inventory. Schedule 2.7 sets forth a list of Inventory by category as of the date hereof, and the on-hand dollar amount at cost and for the 1996 summer operating season usage for such Inventory, that is true and complete in all material respects.

     SECTION 2.8 Absence of Certain Changes. Except as disclosed in the Interim Statements or in the other Schedules attached hereto, since the Latest Balance Sheet Date, except as disclosed in Schedule 2.8, the Business has been conducted in the ordinary course, and there has not been:

          (a) Any material adverse change in the Assets or prospects of the Business, or any event, occurrence or circumstance that could reasonably be expected to cause such a material adverse change.

          (b) Any material transaction or Contract with respect to the purchase, acquisition, lease, disposition, or transfer of any assets used in the Business or any capital expenditure relating to the Business (in each case, other than as disclosed on any Interim Statement delivered to Buyer prior to the date of this Agreement or transactions or Contracts entered into in the ordinary course of the Business).

          (c) Any change in the method of accounting or accounting practice by Seller.

     SECTION 2.9 The Assets. (a) Schedule 2.9 sets forth a complete list and description of the Real Property. Seller has good, marketable and insurable (subject only to standard ALTA exceptions) title to the Real Property, free and clear of all Liens of any nature whatsoever, other than as shown on Schedule 2.9 (collectively, "Permitted Liens"). Seller has made available to Buyer for its inspection and copying, with respect to such Real Property, all title insurance policies, appraisal reports, surveys and environmental reports held or controlled by Seller. Except as disclosed on Schedule 2.9, (i) neither Seller nor General Partner has actual knowledge of any structural or other latent defect in the Improvements that could reasonably be expected to result in a material adverse affect on the Business, and (ii) no person, other than Seller, has any right to occupy or possess any portion of the Real Property.

          (b) Seller has good and marketable title to (or valid leasehold interest in) all Equipment used in the Business, free and clear of all Liens except Permitted Liens. The Equipment is, in the aggregate, adequate for the operation of the Business as conducted since January 1, 1995. Schedule 2.9 contains a list and description of all Equipment with a book value (before depreciation) of $100,000 or more; indicates the Equipment listed thereon that is leased; and describes the anticipated maintenance schedule of the major items of Equipment in the ordinary course of business.

          (c) Seller has good and marketable title to the Assets (other than the Real Property and Equipment) free and clear of any Liens other than Permitted Liens.

     SECTION 2.10 Contracts. (a) Schedule 2.10 sets forth an accurate and complete list of all Contracts relating to or affecting the Business to which Seller is a party or by which Seller or its assets are bound or subject, except for those Contracts with persons who are not Affiliates of the Seller or any Partner relating solely to the purchase or sale of property (other than the Real Property) or services by or on behalf of Seller in the ordinary course of the Business which (i) require Seller to make or receive payments not in excess of $40,000 and (ii) have a remaining term of less than twelve months on the date of this Agreement or are terminable by Seller without penalty during such period. True and correct copies of all written Contracts listed on such Schedule and summaries of the material provisions of all oral Contracts so listed have been made available to Buyer for its inspection and copying.

          (b) Except as described on Schedule 2.10, all Contracts listed thereon are valid, subsisting, in full force and effect and binding upon Seller and, to the knowledge of Seller, the other parties thereto in accordance with their terms, and Seller is not in default (or alleged default) under any such Contract in any material respect, nor, to the knowledge of Seller is any other party thereto in default thereunder in any material respect, nor does any condition exist that with notice or the lapse of time or both would constitute a material default (or give rise to a termination right) thereunder. To the knowledge of Seller none of the other parties to any Transferred Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions or otherwise. Since the Latest Balance Sheet Date, except as described on Schedule 2.10, Seller has not waived any material right under any Transferred Contract, materially amended or extended beyond December 31, 1996 any such Transferred Contract or terminated or failed to renew (or received notice of termination or failure to renew with respect to) any such Transferred Contract.

     SECTION 2.11 Intellectual Property. Schedule 2.11 sets forth all Intellectual Property Rights filed with or issued by any Governmental Body and a list of each material Contract relating thereto. Seller has made available to Buyer true and correct copies of all registrations and applications with respect thereto for Buyer's inspection and copying. The Contemplated Transactions will not have an adverse effect on the right, title and interest of Buyer as of the Closing Date in and to the Intellectual Property Rights. To the knowledge of Seller, the Intellectual Property Rights do not infringe on or conflict with the rights or intellectual property of third parties.

     SECTION 2.12 Claims and Proceedings. Except as set forth on Schedule 2.12, there are no outstanding Orders of any Governmental Body relating to or affecting the Business or the Assets. Except as set forth on Schedule 2.12, there are no actions, suits, claims or counterclaims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or threatened on the date hereof, against or involving Seller or the Assets relating to or affecting the Business, involving claims for either equitable relief or monetary damages in excess of $100,000. Except as set forth on Schedule 2.12, at the Closing there will be no such Claims pending or threatened, other than Claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Business. Except as set forth on Schedule 2.12, to the knowledge of Seller, on the date hereof, there is no fact, event or circumstances that Seller reasonably believes would give rise to any Claim of the type specified in the first sentence of this Section. As of the Closing, there will exist no such fact, event or circumstance known to Seller that would give rise to any Claim that, if pending or threatened on the Closing Date, could reasonably be expected to have a material adverse effect on the Condition of the Business.

     SECTION 2.13 Tax Matters. Except as disclosed on Schedule 2.13, all Tax and Information Returns required to be filed in respect of the Business by Seller on or before the Closing Date have been or shall be timely filed and all Taxes which are due or which may be claimed to be due have been or shall be paid. All Taxes of Seller attributable to periods ending on or before the Closing Date which are not yet due have been adequately provided for. As of the time of filing, such Tax Returns correctly reflected (and, as to any Tax Returns not filed as of the date hereof, will correctly reflect) the material facts regarding the income, Business, Assets, operations, activities and status of Seller. There are no Tax Liens upon any Assets except for Liens for current Taxes not yet due and payable. All amounts required to be withheld by Seller from employees of the Business for income Taxes, social security and all other payroll Taxes have been collected and withheld, and either paid to the respective Governmental Bodies, set aside in accounts for such purpose, or have been or will be accrued, reserved against and entered upon the books and records of Seller. Except for sales Taxes which result from the consummation of the Contemplated Transactions, Seller has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to have been collected on or prior to the Closing Date and has been furnished properly completed exemption certificates for all exempt transactions. Seller has maintained all records, supporting documents and exemption certificates with respect to sales Taxes required by law. Neither Seller nor any Partner is a party to or has received any notice with respect to any proposed or pending examination, investigation, audit, action or Claim by any Tax Authority relating to Taxes in respect of the Business, nor is party to any dispute or threatened dispute with respect thereto and no Claim for assessment or collection of Taxes has been made upon Seller, General Partner or any Partner. Schedule 2.13 includes a description of all such examinations, investigations, audits, actions or Claims relating to the Business since the inception of Seller. Seller is not a "foreign person" within the meaning of section 1445 of the Code and, prior to the Closing, Seller will furnish Buyer with an affidavit that satisfies the requirements of section 1445 (b) (2) of the Code. Seller is not and has never been a member of or included in any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes at any time. Seller has no Liability for Taxes of any other person under Treasury Regulation section 1.1502-6 (or any similar provision of state or foreign law), or as a transferee of such person, or under any other provision of Law or Tax sharing, Tax indemnity or similar Contract.

     SECTION 2.14 Employee Benefits Plans. (a) Except as set forth on Schedule 2.14, neither Seller nor the Business, nor any portion of the Business (all of the above hereinafter individually and collectively called the "Company"), nor any other company or entity which together with the Company constitutes a member of the Company's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c),
(m) or (o) of the Code (such group or groups hereinafter referred to individually and collectively as the "Group")), has any present or future obligation to contribute to or make payment under any employee benefit plan (as defined in Section 3(3) of ERISA) (the "Employee Benefit Plan(s)"), or is obligated to contribute to any Employee Benefit Plan subject to Title IV of ERISA. No Company and no member of the Group has completely or partially withdrawn from any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (b) In addition, except as set forth in Schedule 2.14 hereof, (i) there have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Employee Benefit Plans; (ii) no Liability has been or is expected to be incurred by the Company or any member of the Group under Title IV of ERISA with respect to any Employee Benefit Plan currently or formerly maintained by any of them; (iii) any and all amounts which the Company or any member of the Group are required to pay as contributions or otherwise to, or with respect to the Employee Benefit Plans have been timely made; (iv) no Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and neither Company nor any member of the Group has provided, or is required to provide, security to any Employee Benefit Plan which is subject to Title IV of ERISA or otherwise; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under each Employee Benefit Plan which is subject to Title IV of ERISA or otherwise, does not exceed the current value of the assets of such Employee Benefit Plan allocable to such benefit liabilities; (vi) each of the Employee Benefit Plans has been operated and administered in accordance with all applicable Laws; (vii) each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and continues to be so qualified;
(viii) there are no pending, threatened or anticipated Claims involving any of the Employee Benefit Plans; (ix) the Company and the Group have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA; (x) no notice of a "reportable event" within the meaning of Section 4043 of ERISA has been required to be filed with respect to any Employee Benefit Plan; (ix) neither the Company nor any member of the Group is a party to, or participates in, or has any Liability or contingent Liability with respect to any multiemployer plan; (xii) neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will accelerate benefits or any payments under any Employee Benefit Plan; and (xiii) neither the Company nor any member of the Group has any commitment to create any additional Employee Benefit Plan, or to amend any Employee Benefit Plan so as to increase benefits thereunder.

          (c) A true and correct copy of each of the Employee Benefit Plans covering current, former or retired employees, officers, directors and consultants of the Company and the Group (the "Company Plans") (and all amendments thereto, whether currently effective or to become effective at a later date) listed on Schedule 2.14 and all contracts relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been provided to Buyer. No member of the Group is in default in any material respect under any Company Plan. A true and correct copy of the most recent annual report, actuarial report, summary plan description, and IRS determination letter and/or ruling with respect to each such Company Plan,if any, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Company Plan has been made available to Buyer for inspection and copying.

     SECTION 2.15 Employee-Related Matters. (a) Schedule 2.15 contains a true and correct list of all officers and full-time employees of the Business and all consultants thereto who regularly provide services at the Park or Seller's administration offices, their job descriptions, and a description of any Contract relating thereto, and a description of the rate and nature of all compensation payable by or on behalf of Seller to each such person. Schedule
2.15 also contains a description of all existing severance, accrued vacation policies or retiree benefits of any current or former officer, employee or consultant of the Business (to the extent not included on Schedule 2.14). Except as set forth on such Schedule, the employment or consulting arrangement of all such persons and all part-time employees of the Business is terminable at will.

          (b) Except as set forth in Schedule 2.15, (i) Seller is not a party to any Contract with any labor organization or other representative of the employees of the Business;

(ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against Seller relating to any employee of the Business; (iii) Seller has not experienced any labor strike, slowdown, work stoppage or similar material labor controversy relating to the Business; (iv) no representation question has been raised respecting any of the employees of the Business, nor, to the knowledge of Seller, are there any campaigns being conducted to solicit authorization from such employees to be represented by any labor organization; (v) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, other representative of the employees of the Business or any Governmental Body, is pending or, to the knowledge of Seller threatened against Seller; (vi) Seller is not a party to, or otherwise bound by, any Order relating to the employees of the Business or employment practices; and (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees have been paid in full.

     SECTION 2.16 Insurance. Schedule 2.16 sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies ("the Insurance Policies") purchased by Seller and covering the Assets, the Business, and employees or agents of the Business (including, to the extent applicable, officers and directors of the General Partner) and true and complete copies of all such Insurance Policies have been delivered to Buyer. Schedule 2.16 also sets forth a true and complete list of Claims relating to the Business made in respect of Insurance Policies (excluding claims settled under Seller's $5,000 self-insured retention) since the inception of Seller. True and correct copies of all loss runs with respect to such period have been delivered to Buyer. There is no Claim by Seller or the General Partner pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or any requirement by any insurer to perform work which has not been satisfied. All premiums due under all Insurance Policies have been paid and Seller is otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect.

     SECTION 2.17 Compliance with Laws. Seller is not in violation in any material respect of any material order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or to its best knowledge, any material law, statute, code, ordinance, rule, regulation or other requirement, including any Environmental Laws (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") relating to or affecting the Assets or the Business. Schedule 2.17 contains a list of, and Seller shall promptly deliver to Buyer a true and correct copy of all correspondence from any Governmental Body alleging any violation of or noncompliance with any such law.

     SECTION 2.18 Permits. Seller has obtained or caused to be obtained for the benefit of Seller or the Business, all Permits, and have made all required registrations and filings with any Governmental Body that are material to the conduct of the Business. All material Permits are listed on Schedule 2.18 and are in full force and effect; no material violations are or have been recorded in respect of any Permit; and, except as disclosed, no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Permit. Schedule
2.18 indicates those Permits that Seller believes may be transferable to Buyer.

     SECTION 2.19 Environmental Matters. Seller has made available to Buyer for inspection and copying all material information in its possession or under its control relating to the environmental condition of the Property. Seller has not received any written notice of any alleged violation or pending or threatened Regulatory Action with respect to any Environmental Law.

     SECTION 2.20 Finders; Fees. Except as set forth in Schedule 2.20, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller upon consummation of the Contemplated Transactions. All fees and commissions described in Schedule 2.20 will have been paid in full at or prior to the Closing.

     SECTION 2.21 Ability to Conduct Business. As of the Closing, the Assets, other than working capital, will be sufficient and adequate to permit the continued conduct of the Business substantially as it has been conducted since January 1, 1995 and, assuming all Seller Required Consents are obtained, the consummation of the Contemplated Transactions hereby will enable Buyer to conduct the Business substantially as it has been conducted since that date.

     SECTION 2.22 Transaction Shares. Prior to Closing, the Electing Partners must each, as to themselves, represent and warrant to Buyer that the Transaction Shares are being acquired by the Electing Partners for their own account and not with a view to the distribution, resale or other transfer thereof, except in compliance with the Securities Act and applicable state securities laws. Each Electing Partner must be an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act and, upon request of Buyer, will provide it with reasonable evidence to that effect. As of the Election Date, each Electing Partner shall have (i) reviewed carefully the Premier Reports, (ii) such knowledge and experience in financial, tax and business matters so as to enable it to make an informal investment decision with respect to the Transaction Shares and (ii) overall commitments to investments which are not readily marketable as are reasonable in relation to such Electing Partner's net worth. The parties agree that the representations and warranties in this Section 2.23 will be made solely by Electing Partners on a several basis and, by electing to receive Transaction Shares, each Electing Partner who is not a Partner shall be deemed to have made to Premier the representation and warranty set forth in this Section.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PREMIER AND BUYER

     Premier and Buyer, jointly and severally, represent and warrant to Seller that:

     SECTION 3.1 Authority Relative to This Agreement. Each of Premier and Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will be a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which Premier or Buyer is or, at the Closing, will be a party have been duly and validly authorized and approved by the board of directors thereof and no other corporate proceedings on the part of Premier or Buyer are necessary to authorize the execution and delivery by Premier or Buyer of this Agreement or the consummation of the Contemplated Transactions to which it is or, at the Closing, will be a party. This Agreement has been and, at the Closing, the other Transaction Documents to which Premier or Buyer is a party will have been duly and validly executed and delivered by Premier and Buyer and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes or will at the Closing constitute, as the case may be, the legal, valid and binding agreement of Premier and Buyer, enforceable against Premier or Buyer in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

     SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by Premier and Buyer of this Agreement and each other Transaction Document to which each is or, at the Closing, will be a party and the consummation of the Contemplated Transactions to which each is or, at the Closing, will be a party do not and will not (i) violate any provision of the certificate of incorporation or by-laws (or comparable instruments) of Premier or Buyer; (ii) require Premier or Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for compliance with the HSR Act and except as set forth in Schedule 3.2 (the "Buyer Required Consents"); (iii) if Buyer Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time); or permit the termination of, any material Contract to which Premier or Buyer is a party or by which Premier or Buyer or its assets may be bound or subject; or
(iv) if Buyer Required Consents are obtained prior to the Closing, violate any Law or Order of any Governmental Body against, or binding upon, Premier or Buyer or upon its assets or business.

     SECTION 3.3 Corporate Existence and Power. Each of Premier and Buyer is a corporation, duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. At the Closing, Buyer (or its assignee) will be qualified to do business in the State of Colorado.

     SECTION 3.4 Finders; Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Premier or Buyer who might be entitled to any fee or commission from Premier or Buyer upon consummation of the Contemplated Transactions.

     SECTION 3.5 Premier Reports. Premier shall promptly deliver to Seller and, as and when applicable, to each partner of Seller who has expressed to Buyer an interest in being an Electing Partner, true and correct copies of (a) Premier's Prospectus, dated May 29, 1996, with respect to its offering of Premier Stock and (b) Premier's Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 1996 (collectively, together with the Premier Filings and disclosure statement, if any, provided to the Electing Partners pursuant to
Section 4.18, the "Premier Reports"). At the date of the Election and the Closing, the Premier Reports, taken as a whole, will not contain an untrue statement of material fact, nor omit to state a material fact necessary to make the statements made therein not misleading.

     SECTION 3.6 Transaction Shares. The Transaction Shares have been duly authorized by Premier and, when issued to Electing Partners at the Closing, will have been duly issued and will be fully paid and non-assessable shares of Premier Stock.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

     SECTION 4.1 Conduct of Business of Seller. (a) From the date hereof through the Closing Date, the risk of loss of the Assets and of the Business remain with Seller, which must therefore be able to conduct business in the ordinary course. However, Seller acknowledges that Buyer has current rights and expectations based on this Agreement. Therefore, Seller agrees:

          (i) To conduct the operations of the Business prudently and according to the ordinary and usual course of the Business, to use reasonable best efforts to preserve intact the present business organization and structure, to use reasonable best efforts to keep available the services of the present officers, agents and full-time employees of the Business, to use reasonable best efforts to preserve and maintain the Assets and the good will of the Business and to use reasonable best efforts to preserve the relationships of Seller with customers and suppliers, and others having business dealings with Seller in respect of the Business.

          (ii) To maintain in the ordinary course of the Business, in accordance with all Contracts, the Real Property, Equipment, Inventory and other tangible property in their present repair, order and condition, subject to ordinary wear and tear.

          (iii) Not to incur any Liability or enter into any Contract relating to the Business, other than reasonable Contracts having a term of one year or less and Liabilities incurred in a reasonable amount, in each case, in the ordinary course of the Business. Before it makes any commitment to any Contracts or incurs any Liabilities that, in the aggregate with all Contracts made and Liabilities incurred from and after the date hereof, create obligations that continue after the Closing Date in excess of Approved Prepaid Expenses plus $50,000, Seller shall consult with Buyer and shall not make any such commitment or incur any such Liability to which Buyer reasonably objects.

          (iv) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 2.8.

          (b) From the date hereof through the Closing Date, Seller and General Partner agree that Seller's affairs will be conducted in such a manner so that the representations and warranties of Seller contained herein shall, insofar as reasonably possible, continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

          (c) From the date hereof through the Closing Date, Seller will consult with Buyer prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any Transferred Contract and will not take any such action if Buyer objects thereto in writing.

     SECTION 4.2 Corporate Examinations and Investigations. Prior to the Closing Date, Seller agrees that Buyer shall be entitled, through its directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, "Representatives") to make such investigation of the Assets, the Business and operations of Seller, and such examination of the books and records of Seller, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice and shall reasonably take into account Seller's need to conduct on-going Business operations, and Seller shall cooperate fully therein. In that connection, Seller shall make available to the Representatives of Buyer during such period, without however causing any unreasonable interruption in the operations of Seller all such information and copies of such documents and records concerning the affairs of Seller as such Representatives may reasonably request, shall permit the Representatives of Buyer access to the Assets and all parts thereof, and shall cause Seller's Representatives to cooperate reasonably in connection with such review and examination. Prior to the Closing Date, Buyer may contact employees, customers, suppliers, Contractors and others having business dealings with the Business at such times and in such manner as is reasonably approved in advance by Seller.

     SECTION 4.3 Additional Financial Statements. Prior to the Closing Date, as soon as available and in any event within thirty (30) calendar days after the end of each monthly accounting period of Seller ending after the date of the most recent Interim Statement, Seller shall furnish Buyer with an unaudited financial statements of Seller for such month in form and substance comparable to the Interim Statements and with such other financial or other information routinely prepared by or on behalf of Seller or reasonably requested by Buyer.

     SECTION 4.4 Filings and Authorizations. Seller and Buyer, no later than October 1, 1996, shall file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act in connection with the Contemplated Transactions and which are required by Law to effectuate the consummation of the Contemplated Transactions. Seller and the General Partner, on the one hand, and Buyer and Premier, on the other, shall cooperate with each other in connection with such filings and furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. Seller and the General Partner, on the one hand, and Buyer and Premier, on the other, as promptly as practicable, shall make, or cause to be made, all filings and submissions under such Laws as are applicable to them or to their respective Affiliates, as may be required for them to consummate the Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to the other party prior to such filing and shall not make any such filing or submission to which Buyer or Seller, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law.

     SECTION 4.5 Efforts to Consummate. Subject to the terms and conditions herein, each of Seller, the General Partner, Buyer and Premier, without further payment or consideration, shall use good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all Seller Required Consents and Buyer Required Consents and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

     SECTION 4.6 Negotiations With Others. From and after the date hereof unless and until this Agreement shall have terminated in accordance with its terms, Seller and the Partners agree that neither Seller, any Partner, nor any of Seller's or Partner's Affiliates, officers, employees, shareholders or other Representatives, will directly or indirectly (i) solicit, engage in discussions or engage in negotiations with any person (other than Premier or any of its Affiliates) with respect to an Acquisition Proposal; (ii) provide information to any person (other than Premier or any of its Representatives) in connection with an Acquisition Proposal; or (iii) enter into any transaction with any person (other than Premier or any of its Affiliates) with respect to an Acquisition Proposal. If Seller, any Partner or any Affiliate or Representative of any thereof receives any offer or proposal to enter into discussions or negotiations relating to any of the above, such party will immediately notify Buyer in writing as to the identity of the offeror or the party making any such proposal and the specific terms of such offer or proposal.

     SECTION 4.7 Notices of Certain Events. Prior to the Closing Date, Seller, on the one hand, and Buyer and Premier, on the other, shall promptly notify the other of:

          (a) any notice or other communication from any person alleging that the consent of such person is required in order for Seller or Buyer to conclude the Contemplated Transactions;

          (b) any notice or other communication from any Governmental Body that can reasonably be foreseen to adversely affect or delay timely conclusion of the Contemplated Transactions; and

          (c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

     SECTION 4.8 Public Announcements. Prior to the Closing Date, Seller and the Partners, on the one hand, and Buyer and Premier, on the other, will consult and coordinate with each other before issuing any press release or otherwise making any planned public statement with respect to the Contemplated Transactions and, unless required by applicable Law, will not issue any such release or make such planned statement to which the Seller or Buyer reasonably objects. The initial public announcement about this Agreement and the Contemplated Transactions may only be made with the prior approval of Buyer and Seller, except as may be required by applicable Law in which event Buyer and Seller shall have a reasonable opportunity to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

     SECTION 4.9 Covenant Not-to-Compete. During the period commencing on the Closing Date and ending five years thereafter (the "Term"):

          (a) In order to preserve the value of the Assets being sold to Buyer, each of Seller and the Partners agrees that it will not, directly or indirectly, as a partner, officer, employee, director, stockholder, proprietor, consultant, representative, agent or otherwise become or be interested in, or associate with or render assistance to, any person when engaged in the ownership, operation and/or management of any amusement park, theme park, water park, video arcade or family amusement or entertainment center located within the Territory. The foregoing provisions are not intended to include sporting facilities such as arenas, ski areas or fishing or hunting preserves or facilities that have as their primary source of revenue sales of food, beverages, items at retail, and arts entertainment or educational facilities such as movie theaters, stage theaters, museums and aquariums. The foregoing provisions also shall not prohibit the ownership by any such person of not more than two percent (2%) of any class of outstanding equity securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market which engages in any of such businesses. For the purposes of this Agreement, "Territory" shall mean any area within a 250 mile radius of the Park.

          (b) Each of Seller and the Partners agree that it will not, directly or indirectly, during the Term, for its own benefit or for the benefit of any other person solicit the professional services of any employee or exclusive agent or exclusive consultant of Premier or any Affiliate of Premier or otherwise interfere with the relationship between Premier or any Affiliate and any of such persons.

          (c) Prior to the Closing Date, neither Seller nor any Partner has outside of the ordinary course of Seller's Business, and after the Closing, neither Seller nor any Partner will, directly or indirectly, use, disclose or make available to anyone (other than Premier and Buyer) any confidential information concerning the ownership and/or operation of the Park (the "Confidential Information"), except as required by law. The Confidential Information includes, without limitation, the business practices, financial information, customer and prospective customers names, leads and account information, suppliers and prospective suppliers names, mailing lists, computer programs, advertising campaigns (including, without limitation, displays, drawings, memoranda, designs, styles or devices), employee names, compensation and benefit information of Seller pertaining to the Park.

          (d) The parties agree that a violation of the foregoing agreements not to compete or disclose, or any provision thereof, will cause irreparable damage to Buyer, and Buyer shall be entitled (without any requirement of posting a bond or other security), in addition to any other rights and remedies which it may have, at law or in equity, to an injunction enjoining and restraining Seller and any Partner from doing or continuing to do any such act or any other violations or threatened violations of this Section 4.9.

          (e) If one or more of the provisions contained in this Section 4.9 (or any portion of any such provision) shall for any reason be finally held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section (or any portion of any such provision), but this Section shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had not been contained in this Agreement. If, for any reason, any of the restrictions or covenants contained in this Section 4.9 is finally held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be determined to be null, void or of no effect, but to the extent it is or would be valid or enforceable under applicable Law, it shall be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section) as shall be valid and enforceable under such applicable Law.

     SECTION 4.10 Expenses. Buyer and Seller shall each pay 50% of (i) the filing fees incurred in connection with any filing under the HSR Act, (ii) the premium for a title insurance policy on the Real Property (including endorsements of the type and at the cost comparable to the title insurance Seller presently owns with respect to the Real Property), and (iii) the cost of the survey referred to in Section 5.3(f). Except as otherwise specifically provided in this Agreement, Buyer, Seller and the Partners shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

     SECTION 4.11 Tax Matters. Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by the Tax Authority of any jurisdiction in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price. At least ten business days prior to filing of any Tax or Information Return for the year ended December 31, 1996, Seller will provide Buyer a copy thereof.

     SECTION 4.12 Employee Matters. (a) As soon as possible prior to the Closing Date, Buyer shall offer employment to such employees of the Business as it shall determine in its sole discretion, which offer will include employee benefits that are comparable to those offered by Premier or its Affiliates to their comparable employees as of the Closing Date; provided, however, that any offer of employment shall be contingent upon the Closing actually occurring. A brief written description of such benefits offered by Premier or its Affiliates shall be provided to Seller within five business days from the date hereof. All such employees who accept Buyer's offer of employment will become employees of Buyer ("Transferred Employees") as of the Closing Date.

          (b) Seller and General Partner shall retain responsibility and complete liability for all benefits accrued and vested by the Transferred Employees through the Closing Date under the Company Plans and shall pay or cause to be paid to each Transferred Employee (or at the request of Buyer, to Buyer for the benefit of the Transferred Employee) the accrued benefit of such Transferred Employee thereunder in accordance with the terms of such Company Plans, excluding severance benefits, if any, that an employee may have been entitled to were she or he not a Transferred Employee. No assets held in trust in respect of any Company Plan shall be transferred to Buyer or any plan maintained by Buyer.

          (c) Seller shall bear the entire cost and expense of wages, salaries, bonuses (including all bonuses based on or related to the results of operations of the Business during its 1996 season, whether payable prior to, on or after the Closing Date (the "1996 Bonuses"), severance obligations, worker's compensation claims, and any other direct or indirect compensation or employee benefits (in each case, whether arising under Company Plans, operation of Laws or otherwise) of all employees of the Business for all periods ending on or prior to the Closing Date, irrespective of the time at which any claims therefor are made, except as provided in (b) above. For purposes hereof, an expense will be deemed to be incurred when the services related thereto have been rendered and a disability shall be deemed to have occurred on the date of the applicable accident or trauma rather than the date upon which any determination is made concerning the existence of the disability.

          (d) No party intends this Section to create any rights or interests, except as among Buyer, Premier, Seller and General Partner, and no present or future employees thereof (or any dependents of such employees) will be treated or deemed as third party beneficiaries in or under this Agreement.

     SECTION 4.13 Certain Renewals. With respect to each Permit which may expire prior to the Closing Date or within sixty days thereafter, Seller shall, at the sole cost and expense of Buyer (i) timely file with the appropriate Governmental Bodies applications for renewal of each such Permit (the "Applications"); (ii) deliver to Buyer true and complete copies of such Applications; (iii) diligently prosecute such

Applications to conclusion; and (iv) cooperate fully with all Governmental Bodies in the processing of such Applications.

     SECTION 4.14 Collection of Accounts Receivable. From and after the Closing Date, Buyer shall be solely responsible for collecting the accounts receivable (excluding the claims described on Schedule 1.1(b)(viii)) of Seller existing on the Closing Date (the "Receivables") and, except as provided herein, Seller shall take no action to collect any such Receivables. Buyer shall give prompt written notice to Seller of any amount collected in respect of any Receivable and shall promptly remit such amount to Seller. Any amount received without designation of the invoice to which it should be applied shall first be applied to the Receivables due from such account debtor. Any amount received by Buyer from any account debtor, which is designated by such account debtor as applicable to a receivable other than a Receivable, shall be the property of Buyer and shall be applied by Buyer to the balance then due and owing by such account debtor to Buyer. With respect to any Receivable that is not collected within 180 days following the Closing Date and as to which Buyer has not elected to make payment to Seller of such Receivable on behalf of the account debtor, Seller shall have the right, at its expense, to take legal action to collect such Receivable.

     SECTION 4.15 Transfer-related Taxes and Fees; Allocations. (a) Buyer and Seller shall bear equally the payment of the Colorado documentary fee of $0.10 per $1,000 of value of Real Property and the recording fees for all conveyance and Assumed Debt instruments to be recorded in connection with the Contemplated Transactions in the office of the Clerk and Recorder of the City and County of Denver. Seller shall be solely responsible for the payment of all release and recording fees relating to the release of liens other than for Assumed Debt. Buyer shall be solely responsible for the payment to Seller, as the collecting agent for the applicable Governmental Bodies, of the sales Taxes upon the retail sale of tangible personal property imposed by the State of Colorado, the City and County of Denver, the Regional Transportation District, the Scientific and Cultural Facilities District and the Metropolitan Stadium District upon the sale of the Assets pursuant to this Agreement up to Two Million Two Hundred Eighty-One Thousand Two Hundred Fifty Dollars ($2,281,250) of such Taxes and the balance of such Taxes, if any, shall be borne by Seller. All other Colorado or local Taxes or governmental fees, if any, arising out of the Contemplated Transactions (other than income taxes) shall be born equally by Buyer and Seller. Buyer and Seller shall cooperate in providing each other appropriate resale exemption certificates and other appropriate Tax documentation.

          (b) Real estate taxes, personal property taxes, general and special utility charges and other similar operating expenses relating to the Business shall be apportioned at the Closing as of the Closing Date. In addition, at the Closing, Buyer shall pay to Seller an amount equal to (i) the amount of cash (other than cash delivered to the Limited Partner under Section 5.2(c)(ii)(5)) as of the Closing held by lenders under the Assumed Debt in respect of escrow deposits, reserves, minimum balances or other retentions (including the Accounts) and (ii) the amount of Approved Prepaid Expenses paid by Seller prior to the Closing minus (iii) the amount of the Prepaid Deposits as of the Closing Date. At the Closing, Buyer and Seller shall reimburse the other party, as appropriate, for amounts payable pursuant to this Section 4.15.

     SECTION 4.16 Payment of Creditors. Seller agrees to pay and discharge when due all claims of creditors of Seller that may be asserted against Buyer except with respect to the Assumed Liabilities.

     SECTION 4.17 Access. After the Closing and from time to time, each party hereto shall permit the other parties and their Representatives to have access during regular business hours and upon reasonable notice, to inspect and copy agreements, records, books and other documents that are included in or relate to the Assets or the Business and identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax Returns and financial statements and responding to Tax audits, and (ii) prosecuting or defending any Claim, which arises out of or relates to the Business or the Assets. Each party shall cooperate fully with the other party in connection with the foregoing. If, after the Closing, any party determines to destroy any agreements, records, books or documents referred to above, it will give to the other party at least two months' prior written notice thereof, and such other party shall have the right during such two-month period upon reasonable notice and during regular business hours to take possession of any such agreements, records, books or documents.

     SECTION 4.18 Premier Filings. During the period prior to the Closing Date, Premier shall deliver to each Electing Partner, promptly after the filing thereof, a true and correct copy of each report, information statement or other document ("Premier Filings") filed by Premier with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Prior to the date of the Election, Premier (i) will provide all partners of Seller with a reasonable opportunity to ask questions and receive answers from Representatives of Premier in connection with the Election, and (ii) may, in its discretion, provide to each partner of Seller a disclosure statement containing such information as Premier shall deem necessary to comply with the representation and warranty contained in the last sentence of
Section 3.5.

     SECTION 4.19 Capital Improvements. During the period commencing on the Closing Date and ending on the commencement of the Park's 2000 operating season, Buyer and/or Premier will make additions to property, plant and equipment (determined in accordance with GAAP used in the preparation of statements of cash flow-investing activities) at the Park at least equal to $15,000,000. Although Seller will have no continuing interest in the Park after the Closing, Buyer acknowledges that Seller's willingness to sell the Assets to Buyer is in part in reliance on this covenant of Buyer and/or Premier, and Buyer further acknowledges that Seller will disclose this covenant to certain Governmental Bodies in connection with obtaining releases, accommodations and forbearance. Therefore, Buyer agrees that if it defaults under this obligation, Seller and/or General Partner shall have the right to bring an action against Buyer for specific performance.

     SECTION 4.20 Season Passes. At Closing, Buyer shall provide to Seller one non-transferable, lifetime pass to the Park for and issued in the name of each person (not to exceed 62 persons) named on Schedule 4.20 hereto. Such pass shall entitle the issuee and four (4) accompanying persons admission at no charge to the Park during its regular summer operating season, access to all rides and venues except for those rides and venues for which the general public is required to pay a separate charge, and a discount of 20% off the regular (not the sale or discounted) price of all retail merchandise (excluding food and beverages) sold by Buyer at the Park. In addition, at Closing each person identified on Schedule 4.20 shall receive five general admission tickets to the Park for the 1997 regular summer season.

     SECTION 4.21 Prepaid Expenses. Schedule 4.21 sets forth operating expenses relating to activities after the Closing Date ("Prepaid Expenses") paid or incurred by Seller prior to the date hereof. Within fourteen (14) days following the date hereof, Seller shall prepare and deliver to Buyer an expenses schedule setting forth anticipated Prepaid Expenses in respect of the Business for the period commencing on the date hereof and ending on the Closing Date, which expenses schedule Seller may update from time to time as necessary. Buyer shall have the right, within three (3) days of receipt of the expenses schedule or any modification thereof, to strike or reduce an item therefrom by giving notice thereof to Seller, provided, however, that Buyer actions shall be made on a reasonable basis disclosed to Seller. At Closing, Buyer shall reimburse Seller for all Prepaid Expenses appearing on Schedule 4.21 or such approved expenses schedule (as modified) ("Approved Prepaid Expenses") paid by Seller prior to Closing and shall assume all Approved Prepaid Expenses incurred by Seller.

     SECTION 4.22 Structuring. Seller acknowledges that Buyer may prior to Closing propose an alternative structure for the Contemplated Transactions and agrees that, unless in the reasonable opinion of Seller such alternative adversely affects the rights and obligations of Seller or the partners of Seller, the parties at or prior to Closing shall enter into such amendments hereto or other instruments and documents as shall be required to effect such alternative structure.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

     SECTION 5.1 Conditions to the Obligations of the Parties. The obligations of Seller, Buyer and Premier to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which, in the case of
Section 5.1(c), may be waived by Premier (on behalf of itself or Buyer) and
Seller:

          (a) HSR Act. Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired.

          (b) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

          (c) No Proceeding or Litigation. No Claim instituted by any person (other than by Buyer, Seller, any partner of Seller or their respective Affiliates), shall have been commenced or be pending against Seller, Buyer or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of the Contemplated Transactions.

     SECTION 5.2 Conditions to the Obligations of Seller. The obligations of Seller hereunder to consummate the Contemplated Transactions are subject, at the option of Seller, to the fulfillment prior to or at the Closing of each of the following further conditions:

          (a) Performance. Each of Premier and Buyer shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of Premier and Buyer contained in this Agreement and in any certificate or other writing delivered by Premier or Buyer pursuant hereto shall be true at and as of the Closing Date as if made at and as of such time.

          (c) Purchase Price. (i) Buyer shall have repaid in full the Retired Debt and shall have delivered to Seller all notes or other evidence of the Retired Debt;

               (ii) Buyer, Premier and the lenders in respect of the Assumed Debt shall have executed and delivered agreements and other instruments of assumption pursuant to which Buyer and/or Premier shall have assumed the Assumed Debt and Buyer shall have delivered to Seller (1) all notes, guarantees or letters of credit or other evidence of the Assumed Debt, (2) evidence reasonably satisfactory to Arnold S. Gurtler of the release of the guaranty of the City Debt by Arnold S. Gurtler, (3) evidence reasonably satisfactory to the General Partner and the Limited Partner of the release of the Environmental Indemnity of General Partner and Limited Partner for the BNP Debt, (4) evidence reasonably satisfactory to the Seller of the release of the deed of trust granted by General Partner on its separate real property to secure the City Debt, and (5) evidence reasonably satisfactory to the Seller of the release to Limited Partner by BNP under the BNP Debt of the debt service reserve attributable to Limited Partner;

               (iii) Premier shall have delivered to the Seller, on behalf of each Electing Partner, (1) certificates representing the Transaction Shares which such Electing Partner is entitled to receive, registered in the name of such Electing Partner and (2) executed copies of a registration rights agreement, substantially in the form annexed hereto as Exhibit 5.2A (the "Registration Rights Agreement");

               (iv) Premier shall have arranged for the release to Limited Partner of the letter of credit posted by Limited Partner with respect to the tax increment financing provided by DURA for the Park; and

               (v) Buyer shall have delivered to Seller immediately available funds equal to the Net Proceeds less the product obtained by multiplying (1) the number of shares of Transaction Shares, by (2) the Average Closing Price.

          (d) Buyer Required Consents. All Buyer Required Consents shall have been obtained.

          (e) Documentation. There shall have been delivered to Seller the following:

               (i) A certificate, dated the Closing Date, of the Chairman of the Board, the President or Chief Financial Officer of Buyer and Premier confirming the matters set forth in Section 5.2(a) and (b) hereof.

               (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of each such party certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof;
(C) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by such party pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

               (iii) Evidence of the good standing and corporate existence of Buyer and Premier reasonably requested by Seller.

               (iv) A signed opinion of Premier's counsel, dated the Closing Date and addressed to Seller, substantially in the form of opinion annexed as
Exhibit 5.2B hereto.

               (v) Copies of all Buyer Required Consents.

               (vi) A copy of an assumption agreement substantially in the form annexed as Exhibit 5.2C (the "Assumption Agreement") executed by Buyer.

     SECTION 5.3 Conditions to the Obligations of Premier and Buyer. All obligations of Premier and Buyer to consummate the Contemplated Transactions hereunder are subject, at the option of Premier, to the fulfillment prior to or at the Closing of each of the following further conditions:

          (a) Performance. Each of Seller and General Partner shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of Seller and General Partner, as to Seller, and of each Partner as to itself, contained in this

Agreement and in any certificate or other writing delivered by Seller or Partner pursuant hereto shall be true at and as of the Closing Date as if made at and as of such time.

          (c) Environmental. The testing of the ground water conditions at the Park by Buyer's engineer shall establish an acceptable baseline of information that, in the professional judgment of such engineer, is not materially worse than the water quality that it would be reasonable to expect based on the tests, analyses and other information heretofore supplied by Seller to Buyer.

          (d) Seller Required Consents. All Seller Required Consents shall have been obtained.

          (e) Liens. All Liens on the Assets or Real Property in respect of the Retired Debt shall have been released and discharged in form and substance acceptable to Premier.

          (f) Deed; Survey and Title Insurance. Seller shall have delivered to Buyer a special warranty deed conveying to Buyer fee simple title to the Real Property (subject only to the Permitted Liens), and containing all customary covenants utilized in connection with transfers of comparable real property in the State of Colorado and all other provisions reasonably required by the title insurance company referred to in the following sentence. Buyer shall have procured (i) title insurance with respect to the Real Property (including easements, rights-of-way, conditions and restrictions of record), which insurance shall be subject only to Permitted Liens and such exceptions as are customary on the ALTA standard title insurance form or which are specifically agreed to by Buyer, from First American Heritage Title Insurance Company in an amount reasonably satisfactory to Buyer; and (ii) a recent survey, by a licensed surveyor selected by Buyer, of the Real Property, showing the boundaries, monuments, easements and rights-of-way of record, improvements and encroachments, if any. Seller and General Partner shall have delivered to such title insurance company all agreements, instruments and documents reasonably required by it to issue the title insurance referred to above.

          (g) Discharge of Certain Liability. Seller shall have delivered to Buyer evidence, reasonably satisfactory to Buyer, of Seller's payment or other satisfaction of or provision for the 1996 Bonuses, all Percentage Payments, the fees and commissions described on Schedule 2.20, all other amounts payable by or on behalf of Seller on or prior to the Closing Date under Company Plans and any applicable Transferred Contract arising out of the Contemplated Transactions.

          (h) DURA Agreement. Buyer and DURA shall have executed and delivered an amendment to the DURA Agreement in form and substance reasonably acceptable to Buyer, amending Section 4.1(a) of the DURA Agreement and deleting Sections 4.1(b) and (c) thereof.

          (i) Damage. There shall not have occurred since the date of execution of this Agreement, any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking materially adversely affecting the Business.

          (j) Ascent. Ascent shall have executed and delivered a letter agreement, pursuant to which Ascent agrees to be bound by the provisions of
Section 4.9 hereof.

          (k) Documentation. There shall have been delivered to Buyer the following:

               (i) A certificate dated the Closing Date of Seller confirming the matters set forth in Sections 5.3(a) and (b).

               (ii) Certificates, dated the Closing Date, of the Secretary or Assistant Secretary of the General Partner (on behalf of itself and Seller) certifying, among other things, that attached or appended to such certificate
(A) is a true and correct copy of the Limited Partnership Agreement of Seller and all amendments, if any, thereto as of the date thereof; (B) is a true copy of the resolutions of the board of directors of the General Partner authorizing the execution, delivery and performance of this Agreement (on behalf of itself and the Seller), and each other Transaction Document to be delivered by Seller or General Partner pursuant hereto; and (D) are the names and signatures of the duly elected or appointed officers of such General Partner who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

               (iii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of each Partner certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its certificate of incorporation and by-laws (or comparable instruments) and all amendments, if any, thereto as of the date thereof; (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors (or comparable governing body) authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by such Partner pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection therewith.

               (iv) Evidence of the good standing and partnership existence of Seller reasonably requested by Buyer.

               (v) A signed opinion of Seller's counsel, dated the Closing Date, addressed to Buyer, substantially in the form of opinion annexed as Exhibit 5.3A hereto.

               (vi) Copies of all Seller Required Consents and all transferable Permits.

               (vii) Possession and control of the Assets.

               (viii) An executed copy of a Bill of Sale and Assignment substantially in a form annexed hereto as Exhibit 5.3C ("the Bill of Sale") and such other instruments of transfer in respect of the Assets as Buyer shall reasonably request.

               (ix) A copy of the Assumption Agreement executed by Seller.

               (x) A copy of the Registration Rights Agreement executed by each Electing Partner.

               (xi) An executed copy of a release substantially in the form annexed as Exhibit 5.3D by each of the partners of Seller, releasing and discharging Premier and Buyer from any and all Claims against and Liabilities of Seller arising out of or relating to the Business or the operations of Seller.

               (xii) An executed copy of a consulting and non-competition agreement between Premier and Arnold S. Gurtler, substantially in the form of
Exhibit 5.3D.

               (xiii) Evidence satisfactory to Premier of the termination of the Management Agreement.

               (xiv) An estoppel certificate from the lenders under the Assumed Debt and the parties to the Allocation Agreement pursuant to Section 9D thereof, in each case, in form and substance reasonably acceptable to Buyer.

                                   ARTICLE VI

                                 INDEMNIFICATION

     SECTION 6.1 Survival of Representations and Warranties. (a) All representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of Seller and Partners contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement (other than the representations and warranties as to title as contained in the conveyance deed and bill of sale) shall terminate and expire 18 months after the Closing Date; provided, however, that the liability of Seller, or any Partner shall not terminate as to any specific claim or claims of the type referred to in Section 6.2 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which Seller and the Partners have been given specific notice on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(a) and provided, further, that the termination of any such representation and warranty shall not affect the ability of Buyer to seek indemnification under Section 6.2 (iii).

          (b) All representations and warranties of Premier and Buyer shall terminate and expire 18 months after the Closing Date; provided, however, that the liability of Premier or Buyer shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which Premier or Buyer has been given specific notice on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this Section 6.1(b).

     SECTION 6.2 Obligation of the Partners to Indemnify. Subject to the provisions of Section 6.5, each Partner, severally but not jointly, agrees to indemnify, defend and hold harmless Premier and Buyer (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification) (collectively, the "Losses") suffered or incurred by Premier, Buyer or any of the foregoing persons arising out of (i) any breach of the representations and warranties of Seller or such Partner contained in this Agreement or in the Schedules or any Transaction Document;
(ii) any breach of the covenants and agreements of Seller or the General Partner contained in this Agreement or in the Schedules or any Transaction Document; or
(iii) any Retained Liabilities.

     SECTION 6.3 Obligation of Premier and Buyer to Indemnify. Premier and Buyer, jointly and severally, agree to indemnify, defend and hold harmless each of Seller, the General Partner and the Limited Partner (and any director, officer, employee, Affiliate or successors and assigns of any thereof) from and against any Losses suffered or incurred by Seller, the General Partner, Limited Partner or any of the foregoing persons arising out of (i) any breach of the representations and warranties of Premier and Buyer or of the covenants and agreements of Premier or Buyer contained in this Agreement or in the Schedules or any Transaction Documents; or (ii) any Assumed Liabilities.

     SECTION 6.4 Notice and Opportunity to Defend Third Party Claims. (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section 6.2 or 6.3 (collectively, the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

          (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the

Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 6.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

     SECTION 6.5 Limits on Indemnification. Notwithstanding any other provision of this Agreement:

          (a) No Partner shall be liable under this Article VI with respect to losses arising out of any representation or warranty of any other Partner relating to such other Partner.

          (b) Except as provided in Section 6.5(a) above, the Partners' obligations to indemnify Premier and Buyer hereunder shall be several and not joint and each Partner shall be responsible to indemnify Premier and Buyer with respect to 1/2 of the amount of its loss.

          (c) The Partners shall not be obligated to indemnify Premier and Buyer in respect of any loss specified in Section 6.2(i) unless and until the net aggregate losses of Premier and Buyer under Section 6.2 shall have exceeded $100,000, in which event the Partners shall be obligated to indemnify Premier and Buyer in respect of all of their losses under such Section in excess of such amount.

                  (d) No Partner shall be obligated to pay to Premier and Buyer under this Article VI an aggregate amount in excess of $1,000,000.

     SECTION 6.6 Adjustment. It is the intent of the parties that any amounts paid under Sections 6.2 or 6.3 shall represent an adjustment of the Purchase Price and the parties will report such payments consistent with such intent.

     SECTION 6.7 Exclusive Remedy. Except as otherwise explicitly provided in this Agreement, the parties agree that the indemnification provisions of this
Article VI shall constitute
the parties' sole and exclusive remedies in respect of this Agreement and the Contemplated Transactions (other than Claims in the nature of fraud).


                                   ARTICLE VII

                        SPECIFIC PERFORMANCE; TERMINATION

     SECTION 7.1 Specific Performance and Damages. Seller acknowledges and agrees that, if Seller fails to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (d) or (e) of Section 7.2 below, Buyer will not have adequate remedies at law with respect to such breach and that, in such event, Buyer shall be entitled, without the necessity or obligation of posting a bond or other security, to commence a suit in equity to obtain specific performance of Seller's obligations under this Agreement. Seller and Partners specifically affirm the appropriateness of such injunctive or other equitable relief in any such action. Buyer and Premier acknowledge and agree that, if Buyer fails to proceed with the Closing in any circumstance other than those described in clauses (a), (c), (d) or (e) of Section 7.2 below, Seller shall have recourse at law to a claim for damages against Buyer.

     SECTION 7.2 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

          (a) By mutual written consent of Seller and Buyer;

          (b) By Seller if (i) there has been a material misrepresentation or breach of warranty on the part of Premier and Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within the earlier of November 30, 1996 or 30 days after written notice thereof from Seller; (ii) Premier or Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within the earlier of November 30, 1996 or 30 days after written notice thereof from Seller, provided, that there shall be no right to cure a breach of the covenant to pay the Purchase Price and other adjustments provided in this Agreement at the Closing; or (iii) any condition to Seller's obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Seller, provided that, on the date of termination, all conditions to Premier's and Buyer's obligations specified in Sections 5.3(a), (b), (c), (d), (g), (i), and (j) shall have been satisfied and Seller is otherwise ready and willing to proceed with the Closing;

          (c) By Buyer, if (i) there has been a material misrepresentation or breach of warranty on the part of Seller, the General Partner or the Partners in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within the earlier of November 30, 1996 or 30 days after written notice thereof from Buyer;
(ii) either Seller or General Partner has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within the earlier of November 30, 1996 or 30 days after written notice thereof from Buyer; or (iii) any condition to Premier's and Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer, provided that, on the date of termination, all conditions to Seller's obligations hereunder specified in Sections 5.2(a), (b) and (d) shall have been satisfied and Buyer is otherwise ready and willing to proceed with the Closing;

          (d) By Seller or by Buyer, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining Seller or Buyer from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable; and

          (e) By either Seller or Buyer if such party is otherwise ready and willing to proceed with the Closing and the Closing shall not have occurred on or prior to November 30, 1996, provided, that if so terminated by Seller, the conditions specified in Section 5.3(a), (b), (c), (d), (g), (i), and (j) shall have been satisfied on the date of termination, or, if so terminated by Buyer, the conditions specified in Section 5.2(a), (b) and (d) shall have been satisfied on the date of termination.

     SECTION 7.3 Effect of Termination; Right to Proceed. Subject to the provisions of Section 7.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 7.2, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of any material covenant and agreement imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder and (iii) that the agreements contained in Sections 4.8 and 4.10 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.1 Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

          (i)  If to Premier or Buyer, one copy to:

               Premier Parks Inc.
               122 East 42nd Street,
               49th Floor New York, New York 10168
               Telecopier: (212) 949-6203
               Attn: Kieran E. Burke, Chairman and CEO

               with a copy to:

               Baer Marks & Upham LLP
               805 Third Avenue
               New York, New York 10022
               Telecopier: (212) 702-5810
               Attn: James M. Coughlin, Esq.

          (ii) If to Seller or the General Partner, one copy to:

               c/o Chilcott Entertainment Corp.
               1675 Broadway, Suite 2500
               Denver, Colorado 80202
               Telecopier: (303) 534-2221
               Attn: Arnold S. Gurtler

               with a copy to:

               Ireland, Stapleton, Pryor &
               Pascoe, P.C.
               1675 Broadway, Suite 2600
               Denver, Colorado 80202
               Telecopier: (303) 623-2062
               Attn: Richard Linquanti, Esq.

          (iii) If to the Limited Partner, one copy to:

               Hensel Phelps Construction Co.
               420 Sixth Avenue
               P.O. Box 0

               Greeley, Colorado 80632-0710
               Attn: Jerry Morgensen

               with a copy to:

               Hensel Phelps Construction Co.
               420 Sixth Avenue
               P.O. Box 0
               Greeley, Colorado 80632-0710
               Attn: Eric Wilson, Esq.

          (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 8.1(a) (with confirmation of transmission); or (ii) if given by any other means, when delivered at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

     SECTION 8.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

     SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by Seller and Buyer, provided that any amendment to the provisions of Article VI relating to the General Partner or the Limited Partner shall require the written consent of the General Partner or a majority in interest of the Limited Partner as the case may be. The provisions hereof may be waived in writing by the party to be charged therewith. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The parties agree that any party hereto shall be entitled (without any requirement of posting a bond or other security) to an injunction enjoining and restraining any other party from violating Sections 4.6 and
4.8 hereof.

     SECTION 8.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

     SECTION 8.5 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of Premier (in the case of assignment by Seller or a Partner) or Seller (in the case of assignment by Premier or Buyer) and any purported assignment, unless so consented to, shall be void and without effect; provided, however, without obtaining such consent, Buyer may assign its rights and obligations hereunder to any Affiliate of Premier. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

     SECTION 8.6 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

     SECTION 8.7 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

     SECTION 8.8 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     SECTION 8.9 Third Parties. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

     SECTION 8.10 Power of Attorney; Further Assurances.

          (a) Effective upon the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller with full power of substitution, in the name of Buyer, or the name of Seller, on behalf of and for the benefit of Buyer to institute and prosecute, in the name of Seller or otherwise, all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets transferred, conveyed or assigned as provided herein, to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Buyer may deem advisable. Seller agrees that the foregoing powers are coupled with an interest and shall not be revocable by the dissolution of Seller or in any other manner or for any reason.

          (b) At any time and from time to time after the Closing Date, upon the request of Buyer, Seller will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, any of the Assets to be transferred, conveyed and assigned hereunder or to vest in Buyer all of Seller's right, title and interest in and to the Assets being conveyed hereunder. Seller and Buyer will each, respectively, bear their own costs and expenses incurred in compliance with its obligations under this Section 8.10.

     SECTION 8.11 Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to Buyer until the Assets or right is transferred at the Closing hereunder.

                                   ARTICLE IX

                                   DEFINITIONS

     SECTION 9.1 Definitions. (a) The following terms, as used herein, have the following meanings:

     "Accounts" shall have the meaning specified in the BNP Agreement.

     "Acquisition Proposal" shall mean any proposal involving, directly or indirectly, (i) the acquisition of, or merger or other business combination involving Seller or the General Partner, (ii) the sale or other transfer of any equity interest in Seller or General Partner, (iii) the sale, lease, transfer or management of the Business, (iv) the sale or other transfer of any assets of Seller (except in the ordinary course), and (v) any other transaction inconsistent with the Contemplated Transaction or which would render any of them impossible or impracticable to consummate.

     "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

     "Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

     "Allocation Agreement" shall mean the Allocation Agreement dated as of January 15. 1993, among Trillium Corporation, Elitch Gardens Co. (as predecessor to Seller), and Public Service Company of Colorado, as amended by the First Amendment thereto, effective as of December 31, 1993, and the Second Amendment thereto, dated as of April 29, 1994.

     "Ascent" shall mean Ascent Entertainment Group, Inc.

     "Ascent Agreement" shall mean the agreement, dated May 25, 1994, among the Seller, the Limited Partner, The Anschutz Corporation and Comsat Video Enterprises, Inc. (predecessors to Ascent).

     The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

     "Average Closing Price" shall mean the numerical average of the closing sales price (regular way) per share of Premier Stock (or, in case no such reported sale takes place on such day the average of the closing bid and asked prices) on the NASDAQ National Market System for each of the five Trading Days ending two Trading Days prior to the Closing Date.

     "BNP Debt" shall mean the Debt in the original principal amount of $27,000,000 outstanding under the Credit

Agreement, dated May 1, 1995 ("BNP Agreement"), between Seller and Banque Nationale de Paris, Los Angeles Branch ("BNP").

     "Centennial Park Agreement" shall mean the Centennial Park Use and Development Agreement dated _____, 1995, between Seller and the City.

     "City Debt" shall mean Debt in the original principal amount of $7,000,000 outstanding under the Loan Agreement (Section 108) dated April 12, 1994, as amended, between Seller and the City and County of Denver (the "City").

     "Condition of the Business" shall mean the Assets, results of operations after the Closing, or prospects of the Business.

     "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

     "Contractor" shall mean any person party to a Contract.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     The term "control", with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

     "Debt" of any person shall mean (i) money borrowed by or on behalf of such person from any person; (ii) any indebtedness of such person arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of such person arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of the Business); and (iv) any Liability of such person under any guaranty, letter of credit, performance credit or other agreement having the effect of assuring a creditor against loss.

     "DURA Agreement" shall mean the Post-Construction Agreement, dated May 31, 1994 between The Denver Urban Renewal Authority ("DURA") and Seller.

     "Environmental Laws" shall mean any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and foreign Governmental Bodies relating to human health or the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

     "Hazardous Substances" shall mean any dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Regulatory Actions or Claims.

     "HP Note" shall mean the Amended and Restated Note of the Seller dated June 30, 1995, in favor of Hensel Phelps Construction Co. in the original principal amount of $7,500,000.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Inventory" shall mean, as of any date, collectively, all inventories of prize materials, food, beverages (alcoholic and nonalcoholic), merchandise, and other products owned by or on behalf of Seller and held for resale or for distribution, together with packaging and samples thereof, operating supplies and spare or maintenance parts owned by Seller as of such date.

     "IRS" shall mean the Internal Revenue Service.

     "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

     "Lien" shall mean, with respect to any Asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, or encumbrance of any kind in respect of or affecting such Asset.

     "Limited Partnership Agreement" shall mean the Amended and Restated Limited Partnership Agreement of the Seller, dated April 18, 1995.

     "Management Agreement" shall mean the Amended and Restated Management Agreement dated as of April 18, 1995 between Seller and General Partner.

     The term "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

     "Premier Stock" means the shares of Common Stock, par value $.05 per share, of Premier as the same exist on the date hereof.

     "Regulatory Actions" shall mean any claim, demand, action, suit or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including, without limitation, civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties or expenses.

     "Release" shall mean the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping, or any other release or threatened release to or from, however defined, any Hazardous Substance in violation of any Environmental Law.

     "Reportable Event" shall mean any of the events described in Section 4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

     "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, with respect to Seller, the Business or the Assets (or the transfer thereof);
(ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of Seller being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date; and (iii) any Liability of Seller for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

     "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

     "Total Note" shall mean the Amended and Restated Note of the Seller dated June 30, 1995, in favor of Total Petroleum, Inc. in the original principal amount of $2,500,000.

     "Trading Day" means a day on which the NASDAQ National Market System is open.

     "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

          (b) The following terms are defined in the following sections of this
Agreement:

      Term                                      Section
      ----                                      -------

      Annual Statements                         2.5(a)
      Applications                              4.13
      Approved Prepaid Expenses                  4.21
      Asserted Liability                        6.4(a)
      Assets                                    1.1(a)
      Assumed Debt                              1.3(b)
      Assumed Liabilities                       1.2(a)
      Assumption Agreement                      5.2(e)
      Bill of Sale                              5.3(l)
      Business                                  Recital
      Buyer                                     Recital
      Buyer Required Consents                   3.2
      Claims                                    2.12
      Claims Notice                             6.4(a)
      Closing                                   1.5
      Closing Date                              1.5
      Company                                   2.14(a)
      Company Plan                              2.14(c)
      Confidential Information                  4.9
      Contemplated Transactions                 2.1
      Electing Partner                          1.3(d)
      Election                                  1.3(d)
      Employee Benefit Plan                     2.14(a)
      Environmental Liabilities                 1.2(b)
      Equipment                                 1.1(a)
      Excluded Assets                           1.1(b)
      General Partner                           Recital
      Governmental Bodies                       2.17
      Group                                     2.14(a)
      Improvements                              1.1(a)
      Indemnifying Party                        6.4(a)
      Indemnitee                                6.4(a)
      Insurance Policies                        2.16
      Intellectual Property Rights              1.1(a)
      Interim Statements                        2.5(a)
      Land                                      1.1(a)
      Latest Balance Sheet                      2.6
      Latest Balance Sheet Date                 2.6
      Laws                                      2.17
      Limited Partner                           Recital
      Losses                                    6.2
      Memorabilia                               1.1(a)
      Net Proceeds                              1.3(e)
      1996 Bonus                                4.12(c)
      Orders                                    2.17
      Park                                      Recital
      Partners                                  Recital
      Percentage Payment                        1.2(b)
      Percentage Share                          1.3(d)

      Term                                      Section
      ----                                      -------

      Permits                                   1.1(a)
      Permitted Liens                           2.9(a)
      Premier                                   Recital
      Premier Filings                           4.18
      Premier Reports                           3.5
      Prepaid Deposits                          1.1(a)
      Prepaid Expenses                          4.21
      Purchase Price                            1.3(a)
      Real Property                             1.1(a)
      Receivables                               4.14
      Registration Rights Agreement             5.2(c)
      Representatives                           4.2
      Retained Liabilities                      1.2(b)
      Retired Debt                              1.3(b)
      Securities Act                            1.3(d)
      Seller                                    Recital
      Seller Required Consents                  2.2
      Term                                      4.9
      Territory                                 4.9(a)
      Transaction Shares                        1.3(d)
      Transferred Contracts                     1.1(a)
      Transferred Employees                     4.12(a)


     SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date set forth above.

                                   PREMIER PARKS INC.

                                   By: /s/ Kieran E. Burke
                                      -------------------------------------
                                      Kieran E. Burke
                                      Chairman of the Board and
                                      Chief Executive Officer


                                   PREMIER PARKS ACQUISITION CORP.

                                   By: /s/ Kieran E. Burke
                                      -------------------------------------
                                      Kieran E. Burke
                                      Chairman of the Board and
                                      Chief Executive Officer


                                   ELITCH GARDENS COMPANY

                                   By: Chilcott Entertainment Company,
                                           general partner

                                   By: /s/ Arnold S. Gurtler
                                      -------------------------------------
                                      Arnold S. Gurtler
                                      President


                                   CHILCOTT ENTERTAINMENT COMPANY,
                                           general partner

                                   By: /s/ Arnold S. Gurtler
                                      -------------------------------------
                                      Arnold S. Gurtler
                                      President


                                   HENSEL PHELPS CONSTRUCTION COMPANY

                                   By:
                                      -------------------------------------
                                   Name: Eric L. Wilson
                                   Title: Vice President

                                   PREMIER PARKS INC.

                                   By:
                                      -------------------------------------
                                      Kieran E. Burke
                                      Chairman of the Board and
                                      Chief Executive Officer


                                   PREMIER PARKS ACQUISITION CORP.

                                   By:
                                      -------------------------------------
                                      Kieran E. Burke
                                      Chairman of the Board and
                                      Chief Executive Officer


                                   ELITCH GARDENS COMPANY

                                   By: Chilcott Entertainment Company,
                                           general partner

                                   By:
                                      -------------------------------------
                                      Arnold S. Gurtler
                                      President


                                   CHILCOTT ENTERTAINMENT COMPANY,
                                           general partner

                                   By:
                                      -------------------------------------
                                      Arnold S. Gurtler
                                      President


                                   HENSEL PHELPS CONSTRUCTION COMPANY

                                   By: /s/ Eric L. Wilson
                                      -------------------------------------
                                   Name: Eric L. Wilson
                                   Title: Vice President


                                      -53-